[Ernst & Young Letterhead]

July 3, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-4720

Gentlemen:

We have read Item 4.01 of Form 8-K dated July 3, 2012 of Columbia Seligman Premium Technology Growth Fund and are in agreement with the statements in the second paragraph on page 2 of such Form 8-K. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ Ernst & Young LLP